AMENDMENT TO
	BY-LAWS
	OF
	EATON VANCE PENNSYLVANIA MUNICIPAL BOND
FUND


	APRIL 23, 2012


Pursuant to ARTICLE XIII of the By-Laws of Eaton Vance
Pennsylvania Municipal Bond Fund (the "Trust"), upon vote by a majority of the Trustees of the Trust, Section 3 of
Article III and Section 2 of Article XI are hereby amended and restated in their entirety as follows:

Article III

SECTION 3.	Chairman of the Trustees.  The Trustees shall
appoint from among their number a Chairman.  The
Chairman shall preside at the meetings of the Trustees and may call meetings of the Trustees and of any committee thereof whenever he deems it necessary or desirable to do so. The Chairman may in his discretion preside at any meeting of the shareholders, and may delegate such authority to another Trustee or officer of the Trust. The Chairman shall exercise and perform such additional powers and duties as from time to time may be assigned to him by the Trustees, and shall have the resources and authority appropriate to discharge the responsibilities of the office. A Trustee elected or appointed as Chairman shall not be considered an officer of the Trust by virtue of such election or appointment.

Article XI

SECTION 2.	Indemnification of Trustees and Officers.
Subject to the exceptions and limitations contained in this section, every person who is, or has been, a Trustee or officer of the Trust or, at the Trust's request, serves, or has served, as a director, trustee or officer of another organization in which the Trust has an interest as a shareholder, creditor or otherwise (hereinafter referred to as a "Covered Person"), shall be indemnified by the Trust to the fullest extent permitted by applicable law, as in effect from time to time ("Applicable Law"), against any and all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or settlement, or as fines and penalties, and counsel fees, incurred by or for such Covered Person in connection with the preparation for, defense or disposition of, any claim, demand, action, suit, investigation, inquiry or proceeding of any and every kind, whether actual or threatened (collectively, a "Claim"), in which such Covered Person becomes involved as a party or otherwise by virtue of being or having been a Covered
Person.

No indemnification shall be provided hereunder to a Covered Person to the extent such indemnification is prohibited by Applicable Law. In no event shall the Trust be obligated to indemnify a Covered Person against liabilities to the Trust or any shareholder to which such Covered Person would otherwise be subject by reason of the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered
Person's office (collectively, "Disabling Conduct").

The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled and shall inure to the benefit of the heirs, executors and administrators of such Covered Person.

To the maximum extent permitted by Applicable Law, the Trust shall make advances for the payment of expenses reasonably incurred by or for a Covered Person in connection with any Claim for which the Covered Person is entitled to indemnification by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to indemnification by the Trust.

The obligation of the Trust to indemnify a Covered Person and/or make advances for the payment of expenses incurred by or for such Covered Person under this section may be made subject to conditions and procedures as the Trustees determine are necessary or appropriate to protect the Trust from the risk that a Covered Person will ultimately be determined to be not entitled to indemnification hereunder.
Except as otherwise provided in such conditions and procedures, the Covered Person shall be entitled to the benefit of a rebuttable presumption that the Covered Person has not engaged in Disabling Conduct and that the Covered
Person is entitled to indemnification hereunder.

Nothing contained in this section shall affect any rights to indemnification to which any Covered Person or other person may be entitled by contract or otherwise under law or prevent the Trust from entering into any contract to provide indemnification to any Covered Person or other person.
Without limiting the foregoing, the Trust may, in connection with the acquisition of assets subject to liabilities or a merger or consolidation, assume the obligation to indemnify any person including a Covered Person or otherwise contract to provide such indemnification, and such indemnification shall not be subject to the terms of this section.




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